Contact: Robert Strickland
Pericom Semiconductor
Tel: 408 435-0800
rstrickland@pericom.com
PERICOM SEMICONDUCTOR REPORTS
FISCAL Q2 2010 FINANCIAL RESULTS

San Jose, Calif. – February 3, 2010 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced results for its fiscal second quarter ended December 26, 2009.

Quarterly Summary

▪	Net revenues improved 9% sequentially and 17% year-over-year to $35.8 million.
▪	Gross profits increased $1.5 million sequentially and $2.1 million year-over-year.
▪	Gross margin of 33.6% improved 166 basis points on a sequential basis and 126 basis points year-over-year.
▪	Net income increased 86% sequentially and 120% year-over-year to $2.5 million.
▪	Total shares repurchased during the period were 102,551 shares for $1,056,399.

Second Quarter 2010 Operating Results

Net revenues for the second quarter were $35.8 million, an increase of  9% from the $33.0 million reported in the first quarter, and up 17% from the $30.7 million reported in the comparable period last year. Gross margin was 33.6%, up from 32.0% last quarter, and up from 32.4% in the comparable period last year. Net revenues for the six-month period ending December 26, 2009 were $68.8 million, down 8% from $74.5 million in the prior year comparable period. Gross margin in the six-month period ending December 26, 2009 was 32.8%, down from 34.8% in the comparable period last year.

Operating expenses in the quarter were $10.4 million, down from $10.9 million in the previous quarter and up from $10.0 million in the comparable period last year. Operating expenses in the six-month period ending December 26, 2009 were $21.3 million, unchanged from the comparable period last year. Share-based compensation expense in the quarter was $933,000, up from $930,000 in the previous quarter and up from $904,000 in the comparable period last year. Stock based compensation expense for the six-month period ended December 26, 2009 was $1,863,000, up from $1,699,000 in the comparable prior year period.

Net income in the quarter was $2.5 million, or $0.10 per diluted share, compared with net income of $1.3 million, or $0.05 per diluted share in the first quarter, and net income of $1.1 million, or $0.04 per diluted share in the comparable period last year. Net income in the six-month period ending December 26, 2009 was $3.8 million, or $0.15 per diluted share, down from $4.8 million, or $0.19 per diluted share in the comparable prior year period.

“We are pleased to report a strong sequential revenue increase of 9%, driven by a pickup in demand from all key market segments that we serve.” said Alex Hui, president and CEO of Pericom.   “We achieved a sequential improvement in gross margin and a reduction in operating overhead, giving us better operating results. We will continue to drive improvements in these areas going forward.”

“We are happy to see the deployment of our serial connectivity and timing solutions beyond the digital video and PC markets that we served in recent years. We initiated the volume shipment of PCIe products into embedded applications such as multi-function printers and wireless routers. We also scored multiple design wins with our signal integrity solution at key networking and server OEMs. With new versions of serial protocols operating at higher data rates, we expect to see an increasing need for our products. With its broad connectivity and timing solutions, Pericom is well positioned to  support our key customers in the next phase of growth.  We look forward to resuming our revenue growth and delivering better operating results in 2010.”

NEWS RELEASE February 3, 2010

New Products

In the December quarter, we continued to expand our serial connectivity solution with the introduction of 9 new products that work across the Signal Integrity, Timing and Connectivity product areas:

•
Expanding its solutions for high speed serial protocol signal integrity, Pericom introduced 2 new ReDriverTM products addressing high speed serial SATA (Serial ATA) and DisplayPort protocols. These products address volume computing and ultra-mobility market segments.

•
Adding to high speed Connectivity solutions, Pericom introduced 3 new switching and connectivity products targeted across PCIe Gen2, HDMI, and USB 2.0 protocols. The USB 2.0 product integrates industry leading features for ultra-mobility (cell phone) platforms. Other target segments include volume computing.

•
Expanding its timing solutions for next generation platforms, Pericom introduced 4 new products in the past quarter—2 advanced crystal oscillators (XO) and 2 clock generator/buffers—all targeting next generation networking and ultra-mobility market segments.

Share Repurchase Update

On April 29, 2008, our Board of Directors authorized the repurchase of an additional $30 million of our common stock.  Pursuant to the 2008 authority, the Company repurchased 102,551 shares in the three months ended December 26, 2009 for an aggregate cost of $1,056,399 and an average per share purchase price of $10.30.  The remaining balance of potential share repurchases under the 2008 authority is approximately $25.4 million.

Fiscal Q3 Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

•	Revenues in the third fiscal quarter are expected to be in the range of $34.0 million to $36.0 million.

•	Gross margins are expected to be in the 33% to 35% range.

•	Operating expenses are expected to be in the range of $9.8 to $10.4 million, which include stock-based compensation expense of approximately $1.0 million.

•	Other income is expected to be approximately $1.1 million.

•	Net income from unconsolidated affiliates PTI and JCP is expected to be approximately $0.4 million.

•	The effective tax rate is expected to be approximately 33%.

Conference Call

The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time. To listen to the call, dial (888) 278-8459 and reference “Pericom”. A slide presentation will accompany the conference call.  To view the slides, please visit the investor relations section of www.pericom.com.

A taped replay of the conference call will be made available for five business days. To listen to the replay, dial (888) 203-1112 and reference conference number 5436348. The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com.  Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for approximately 90 days.

NEWS RELEASE February 3, 2010

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, California, with design centers and technical sales and support offices globally. http://www.pericom.com.

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the caption ‘Fiscal Q3 Outlook’, which regard the anticipated revenues, gross margin, operating expenses, other income and tax rate in the third fiscal quarter, and statements regarding continuing to drive improvements in gross margin and operating overhead, an increasing need for our products, Pericom being well positioned for the next phase of growth, resuming revenue growth and delivering better operating results in 2010. The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 27, 2009, and, in particular, the risk factors section contained therein.

- See Attached Tables -

3545 North First Street     San Jose, CA   95134     (408) 435-0800

NEWS RELEASE February 3, 2010

Pericom Semiconductor Corporation
Condensed Consolidated Balance Sheets
(In thousands) (unaudited)

	As of	As of
	Dec 26, 2009	Jun 27, 2009
Assets

Current Assets:

Cash & cash equivalents	$31,547	$37,321
Restricted cash	3,141	3,200
Short-term investments	74,075	75,471
Accounts receivable - trade	22,068	22,875
Inventories	18,994	16,340
Prepaid expenses and other current assets	3,769	3,738
Deferred income taxes	2,700	2,433
Total current assets	156,294	161,378

Property, plant and equipment-net	49,372	47,238
Investments in unconsolidated affiliates	11,903	10,826
Deferred income taxes non current	3,710	4,657
Long-term investments in marketable securities	20,439	11,780
Goodwill	1,681	1,673
Intangible assets	1,617	1,764
Other assets	7,159	6,742
Total assets	252,175	$246,058

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable	$12,359	$10,824
Accrued liabilities	13,589	15,118
Current portion of long-term debt	122	60
Total current liabilities	26,070	26,002

Long-term debt	1,582	1,610
Industrial development subsidy	4,198	3,718
Other long-term liabilities	1,287	1,287
Total liabilities	33,137	32,617

Shareholders' equity:
Common stock and paid in capital	135,013	133,162
Retained earnings and other comprehensive income	84,025	79,046
Total Pericom shareholders' equity	219,038	212,208
Noncontrolling interests in consolidated subsidiaries	-	1,233
Total equity	219,038	213,441

Total liabilities and equity	$252,175	$246,058

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3545 North First Street	San Jose, CA 95134	(408) 435-0800

NEWS RELEASE February 3, 2010

Pericom Semiconductor Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	Dec 26	Sep 26	Dec 27	Dec 26	Dec 27
	2009	2009	2008	2009	2008

Net revenues	$35,805	$32,952	$30,732	$68,757	$74,530

Cost of revenues	23,762	22,416	20,785	46,178	48,590

Gross profit	12,043	10,536	9,947	22,579	25,940

Operating expenses:

Research and development	4,336	4,046	4,363	8,382	8,584

Selling, general and administrative	6,035	6,828	5,453	12,863	12,354

Restructuring charge	-	-	217	-	217

Total operating expenses	10,371	10,874	10,033	21,245	21,155

Income from operations	1,672	(338)	(86)	1,334	4,785

Interest and other income	1,288	1,643	1,264	2,931	2,370

Other than temporary decline in value of investment	-	-	-	-	(458)

Income before income taxes	2,960	1,305	1,178	4,265	6,697

Income tax expense	1,002	475	(46)	1,477	1,884

Income from consolidated companies	1,958	830	1,224	2,788	4,813

Equity in net income (loss) of unconsolidated affiliates	536	527	(71)	1,063	46

Net income	2,494	1,357	1,153	3,851	4,859

Net income attributable to noncontrolling interests	(6)	(22)	(23)	(28)	(68)

Net income attributable to Pericom shareholders	$2,488	$1,335	$1,130	$3,823	$4,791

Basic income per share to Pericom shareholders	$0.10	$0.05	$0.04	$0.15	$0.19

Diluted income per share to Pericom shareholders	$0.10	$0.05	$0.04	$0.15	$0.19

Shares used in computing basic income per share	25,543	25,509	25,418	25,526	25,549

Shares used in computing diluted income per share	25,911	25,678	25,496	25,795	25,868

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3545 North First Street	San Jose, CA 95134	(408) 435-0800

Pericom Semiconductor Corporation
Share-Based Compensation
(In thousands)
(unaudited)

	Three Months Ended
	Dec 26	Jun 27	Dec 27
	2009	2009	2008

Manufacturing	$65	$67	$63

Research & development	342	354	352

Selling, general & administrative	526	467	489

	$933	$888	$904

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